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                                                                   EXHIBIT 10.26

                                SALES AGREEMENT

     AGREEMENT, dated as of April 6, 1998, between WILLIAMS ELECTRONICS GAMES, INC., a Delaware corporation ("WEG"), and MIDWAY GAMES INC., a Delaware corporation ("Midway"), each with an address at 3401 North California Avenue, Chicago, Illinois 60618.


                             W I T N E S S E T H :

     WHEREAS, on the date hereof, WMS Industries Inc. ("WMS") is distributing (the "Distribution") all of its shares of Midway's common stock to holders of the shares of WMS' common stock outstanding on March 31, 1998;

     WHEREAS, prior to the Distribution, Midway has been a majority-owned subsidiary of WMS;

     WHEREAS, WEG is an indirect, wholly-owned subsidiary of WMS; and

     WHEREAS, the parties desire to set forth the terms of arrangements under which Midway will provide certain sales and market planning services to WEG following the Distribution.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound, the parties hereby agree as follows:


1. SERVICES TO BE SUPPLIED. During the term hereof, Midway will supply the following services to WEG:

     1.1 Sales Testing. Midway shall conduct sales testing for all new products developed by WEG through placements on behalf of WEG with selected customers of a limited number of prototype units. Midway shall report on such testing and recommend modifications to WEG both to maximize sales on a territory-by-territory (country-by-country) basis and with respect to manufacture of the products generally, based on the product and customer testing.

     1.2 Marketing. Midway shall coordinate and negotiate with third-party advertising and media firms in creating and distributing print advertising and video presentations for


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products based upon the budget described in Section 3. WEG may conduct such additional advertising and marketing outside of the WEG marketing budget as WEG shall desire.

     1.3 Sales. Midway shall negotiate distribution and sales agency agreements with third-party distributors based on standard contract terms agreed to by WEG in advance. WEG shall have the sole right to approve in advance any material variations from the standard terms. Midway shall monitor and report to WEG regarding the sales performance of each distributor in each territory. Midway shall also make direct sales based on WEG's standard price list. WEG shall have the sole right to approve any orders received containing any variations from WEG's standard price list or any proposed allowances. WEG may not conduct direct sales, except direct sales to original equipment manufacturers of non-pinball products.

     1.4 Order Entry and Credit Approval. WEG shall have the sole right to accept an order after evaluating the potential customer's credit. Midway shall assist WEG in gathering credit information. Midway will send order acknowledgments using the forms approved by WEG for the customer's and WEG's signatures. All orders shall be entered into WEG's order entry system by Midway using the information sets required by WEG.

     1.5 Collections and Returns. Midway shall assist WEG in collections and shall administer all product returns according to WEG's policies.

     1.6 Logistics and Traffic. Midway shall provide to WEG the following additional services: (i) coordination and obtainment of licenses to and from third parties of trademarks and other intellectual property; (ii) sales reporting; (iii) finished inventory level monitoring, both in WEG warehouses and in the field; (iv) design and preparation of shipping schedules; and (v) preparation of bills of lading.


2. PAYMENT FOR SERVICES. In consideration for the services provided by Midway pursuant to Section 1 of this Agreement, WEG shall pay Midway at the rate of $500,000 per year (the "Annual Fixed Fee"), in equal monthly installments in arrears by the 15th day of each month, plus a commission of 1.5% on the first $25,000,000 of annual net sales of WEG products made by Midway (sales less allowances, quantity discounts and returns) and 1% on annual net sales of



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WEG products made by Midway exceeding $25,000,000.  Such commissions shall also be paid in arrears by the 15th day of each month based on actual net sales for the prior month at the applicable commission rate with respect to cumulative net sales for the year to date. For the period from the date hereof through June 30, 1998, commissions shall be 1.5% on the first $6,250,000 of net sales made by Midway and 1% thereafter. The parties agree to review the Annual Fixed Fee on an annual basis and to negotiate in good faith to make adjustments thereto to the extent necessitated by changes to cost structures or market conditions.


3.   BUDGET; NON-BUDGET SERVICES.

     3.1  An annual budget for marketing and testing, as set forth in Sections
1.1 and 1.2, shall be developed and agreed upon in advance between the parties annually and modified quarterly if agreed to by both parties. All third party contractors engaged pursuant to the budget shall be paid by WEG directly.

     3.2 If WEG requests and Midway provides any additional services not included in the budget, such as creative media work on projects requested or approved by WEG, Midway shall bill WEG for payroll, overhead and expenses at Midway's actual cost plus 8%. Midway shall bill WEG at the end of each month in which the additional services are provided, and WEG shall make payment to Midway for services provided pursuant to this Section 3 within 15 days after receipt by WEG of each invoice therefor. The total cost to complete the additional service shall be estimated and agreed upon in advance, and Midway shall provide to WEG periodic updates on the remaining costs for completion of the requested services.


4. EFFECTIVE DATE AND TERM. This Agreement is effective as of April 6, 1998 and will continue in effect for a period of three years and for successive renewal periods of six months each; provided, however, that either party may terminate this Agreement for any reason upon six months' prior written notice.


5.   MISCELLANEOUS.



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     5.1  No waiver by either party of any default shall be effective unless in writing, nor shall any such waiver operate as a waiver of any other default or of the same default on any future occasion.

     5.2 Each party warrants and represents that proceeding herewith is not inconsistent in any material way with any contractual obligations, expressed or implied, undertaken with any third party.

     5.3 In the event that any term or provision of this Agreement shall violate any applicable statute, ordinance or rule of law in any jurisdiction in which it is used, or otherwise be unenforceable, such provision shall be ineffective in such jurisdiction only to the extent of such violation without invalidating any other provision hereof.

     5.4 Neither party shall, without the prior written consent of the other, assign any rights or delegate any obligations under this Agreement, such consent not to be unreasonably withheld, conditioned or delayed, except that Midway may assign any such rights or delegate any such obligations to any of its subsidiaries.

     5.5 The headings used in this Agreement are inserted only for the purpose of convenience and reference, and in no way define or limit the scope or intent of any provision or part hereof.

     5.6 This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns. Nothing herein, expressed or implied, shall be construed to give any other person any legal or equitable rights hereunder. No person shall be deemed to be a third party beneficiary of this Agreement. Nothing herein shall be construed to be an admission or waiver of any rights, claims and defenses the parties may have against third parties, which rights, claims and defense the parties specifically reserve.

     5.7 All notices and other communications hereunder shall be in writing and shall be delivered by hand, by facsimile or mailed by registered or certified mail (return receipt requested) to the parties at the addresses set forth on the first page of this Agreement (or at such other addresses for a party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received.



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     5.8  The parties each shall take such actions and execute such documents and instruments as may be reasonably requested by the other party to implement the terms and provisions of this Agreement.

     5.9 All controversies and disputes arising out of or under this Agreement shall be determined pursuant to the laws of the State of Illinois, United States of America, regardless of the laws that might be applied under applicable principles of conflicts of laws.

     5.10 This Agreement constitutes the entire understanding between the parties hereto (and supersedes all prior written or oral communications) relating to the subject matter covered in this Agreement. No amendment, modification, extension or failure to enforce any condition of this Agreement by either party shall be deemed a waiver of any of its rights herein. This Agreement shall not be amended except by a writing executed by all the parties hereto.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                         WILLIAMS ELECTRONICS GAMES, INC.


                                         By: /s/ Harold H. Bach, Jr.
                                             ________________________________
                                             Name:  Harold H.  Bach, Jr.
                                             Title: Sr. Vice President-Finance


                                         MIDWAY GAMES INC.


                                         By: /s/ Neil D. Nicastro
                                             ________________________________
                                             Name:  Neil D. Nicastro
                                             Title: President







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                                    GUARANTY

     WMS Industries Inc. does hereby guaranty all of the performance and financial obligations of WEG under this Agreement to which this Guaranty is affixed. This Guaranty is unconditional, irrevocable, continuing and without limitation, and shall be binding upon the successors and assigns of the undersigned.

                                          WMS INDUSTRIES INC.


                                          By: /s/ Harold H. Bach, Jr.
                                              _______________________________
                                              Name:   Harold H. Bach, Jr.
                                              Title:  Vice President-Finance













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